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Exhibit 99(a)

UNITED STATES BANKRUPTCY COURT
DISTRICT OF MARYLAND
GREENBELT DIVISION

In re:

CRIIMI MAE INC., Bankruptcy Case Nos. 98-23115-DK
CRIIMI MAE MANAGEMENT, INC., and through    98-23117-DK
CRIIMI MAE HOLDINGS II, L.P.,

          Debtors.

    Chapter 11

STIPULATION AND AGREED ORDER (i) AUTHORIZING USE OF CASH
COLLATERAL AND (ii) GRANTING OTHER RELIEF

    This Stipulation and Agreed Order is entered into this   day of          , 1999 by and among CRIIMI MAE Inc. ("CMI" or the "Debtor"), First Union National Bank ("FUNB"), and the Official Committee of Unsecured Creditors of CMI (the "Creditors' Committee").

BACKGROUND

    On October 5, 1998 (the "Petition Date"), CMI, CRIIMI MAE Management, Inc. ("Management") and CRIIMI MAE Holdings II, L.P. ("Holdings" and, collectively with CMI and Management, the "Debtors") commenced the above-captioned cases by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code");

    The Debtors continue in possession of their properties and assets and the management of their businesses as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code;

    CMI is a self-administered real estate investment trust organized and existing under the laws of the State of Maryland with its principal place of business at 11200 Rockville Pike, Rockville, MD 20852. CMI, together with its direct and indirect subsidiaries, is a fully integrated commercial mortgage company;

    By order of this Court, the Debtors' cases have been consolidated for administrative purposes only;

    On October 16, 1998, the Office of the United States Trustee appointed the Creditors' Committee. On November 24, 1998, the Office of the United States Trustee appointed an Official Committee of Equity Security Holders of CMI (together with the Creditors' Committee, the "Committees").

    FUNB and CMI are parties to a certain Master Assignment Agreement, dated as of June 30, 1998 (as the same may have heretofore been amended, the "Assignment Agreement"), pursuant to which FUNB made loans to CMI (collectively, the "FUNB Loan");

    As of the Petition Date, $46,803,716.06 in principal and $43,716.54 in interest at the non-default contract rate was due on the FUNB Loan.

    Pursuant to the Assignment Agreement, CMI pledged its interest in certain securities identified in Schedule A annexed hereto (the "Assignment Securities") to FUNB to secure the FUNB Loan;

    The Assignment Securities generate proceeds, dividends, distributions and income periodically, which is paid to FUNB or the Debtors, as the case may be, on a monthly basis (the "Assignment Income");

    Each month since the Petition Date, (a) $280,726.76 of the Assignment Income has been and continues to be paid to the Debtor and deposited into a segregated account at Crestar Bank (the "CMI Assignment Income") and (b) $235,575.21 of the Assignment Income has been and continues to be paid to FUNB and held by FUNB in the name of CRIIMI MAE Inc., Account No. 22802235 (the "FUNB Assignment Income"). As of June 30, 1999, (a) the FUNB Assignment Income totaled $2,120,176.89; and (b) the CMI Assignment Income totaled $2,526,540.84;

    FUNB has alleged that it has a valid, perfected security interest in the Assignment Securities and the Assignment Income (collectively, the "Collateral") and that the Assignment Income constitutes its cash collateral;

    The Debtor has alleged that the value of the Collateral is substantially in excess of the FUNB Loan and that FUNB is adequately protected against any loss by the value of the Collateral in excess of the FUNB Loan;

    FUNB disputes that its interest in the Collateral is adequately protected;

    NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto stipulate and agree, and the Court finds and orders, as follows:

    First Priority Lien.  The FUNB Loan is secured by a first priority security interest in the Assignment Securities.

    Perfected Security Interest.  FUNB has a validly perfected security interest in the Assignment Securities.

    Cash Collateral.  The Assignment Securities Income constitutes FUNB's cash collateral ("Cash Collateral") as defined in Section 363(a) of the Bankruptcy Code.

    Application of the FUNB Assignment Income and the CMI Assignment Income Received through the Approval Date.  Within three (3) business days after this Stipulation becomes a final non-appealable order (the "Approval Date"), FUNB shall (a) apply the FUNB Assignment Income received by FUNB through the Approval Date (the "Received FUNB Assignment Income"), plus any interest thereon, to interest accrued under the Assignment Agreement after the Petition Date at the non-default contract rate which is set forth in confirmation statements (the "Confirmation Statements") evidencing the loans made by FUNB under the Assignment Agreement (without prejudice to FUNB's right to seek default interest, attorney's fees and costs, and other fees and expenses as provided in the Assignment Agreement and herein); (b) reset the non-default contract interest rate set forth in the Confirmation Statement, effective as of the eighteenth day of the month in which the Approval Date occurs (subject to payment by CMI or FUNB of any breakage fees incurred by FUNB or CMI, as applicable, as a result of such resetting of the interest rate) and (c) transmit to CMI, by telecopy, with a copy to the Committees, an invoice identifying the Debtor's remaining unpaid non-default contract rate interest obligation through the Approval Date including interest income, interest expense and reset interest rate (the "Assignment Interest Shortfall"). Within two (2) business days following the Approval Date, FUNB will provide to the Debtor, with a copy to the Committees, a written report on all Received FUNB Assignment Income and how it was applied. Wherever notices are required to be given to the Committees in this Stipulation, it shall be sufficient to give notice to counsel to such Committees and the failure by FUNB to give such notices shall not create any liability to FUNB. Within three (3) business days after the later of the Approval Date and the date of the receipt from FUNB of an invoice identifying the Assignment Interest Shortfall, the Debtor shall pay FUNB by wire transfer out of the CMI Assignment Income (i) the amount of the Assignment Interest Shortfall and (ii) an amount equal to 50% of (a) the CMI Assignment Income, less (b) the Assignment Income Shortfall, which amount specified in (ii) hereof shall be applied to reduce outstanding principal under the FUNB Loan, except as set forth below in this paragraph 4. The remaining balance of CMI Assignment Income after payment to FUNB of the Assignment Interest Shortfall and the amount specified in (ii) hereof is referred to as the "Approval Date CMI Assignment Income Share". The interest payments described in this paragraph shall satisfy the Debtor's postpetition interest obligation to FUNB through the Approval Date, without prejudice to FUNB's right to seek default interest, attorney's fees and costs, and other fees and expenses and the right of the Debtor or any other party in interest to oppose the same. FUNB may, at its option and out of the CMI Assignment Income paid to FUNB pursuant to clause (ii) of this paragraph 4 and clause (i)(B) of paragraph 6 of this Stipulation, pay the actual costs of hedging the FUNB Loan incurred by FUNB (the "Actual Hedge Cost"); provided, however, that (A) the amount, cost and terms of the hedging of the FUNB Loan shall be on terms mutually satisfactory to FUNB, the Debtors and its advisors and the Committees and their advisors, in their reasonable opinion, subject to subparagraph (B) hereof; (B) the economic cost of FUNB's Actual Hedge Cost shall be on a proportionate basis no greater than the economic cost of the hedge provided to German American Capital Corporation in its Stipulation and Agreed Order with CMI, dated December 4, 1998 (comparing FUNB's total FUNB Loan to German American Capital Corporation's total loan); and (C) the Debtors shall be entitled to receive the payments, if any, due from the party to the hedging contract after FUNB is paid in full with respect to any period for which the Actual Hedge Cost shall have been paid using the Assignment Income.

    Application of the FUNB Assignment Income to be Received by FUNB after the Approval Date (the "Future FUNB Assignment Income").  Continuing each month after the Approval Date, FUNB shall (a) apply on the eighteenth (18th) day of the month the Future FUNB Assignment Income received during such month to interest accrued during such month under the Assignment Agreement at the non-default contract rate, and (b) within three (3) business days of receipt of the Future FUNB Assignment Income, transmit to CMI, with a copy to the Committees, an invoice via telecopy (the "Assignment Income Invoice") identifying the Debtor's remaining non-default contract rate interest obligation for such month, if any (the "Additional Assignment Interest Shortfall"). If interest under the Assignment Agreement is less than Future FUNB Assignment Income, the excess of Future FUNB Assignment Income shall be applied to reduce outstanding principal on the FUNB Loan. The application under the Assignment Agreement of the Future FUNB Assignment Income each month as set forth herein shall be the date of receipt of the Future FUNB Assignment Income by FUNB. FUNB will provide to the Debtor, with a copy to the Committees, by the fifth (5th) business day after the eighteenth (18th) day of each month (commencing the fifth (5th) business day after the Approval Date, and continuing each month thereafter) a written report on all Future FUNB Assignment Income received with respect to the Assignment Securities in the prior calendar month, how it was applied along with the reset contract interest rate and the hedge costs, if any. The payments identified in this paragraph and paragraph 6 of this Stipulation shall satisfy the Debtor's obligation to pay monthly interest; provided, however, that nothing contained herein shall prejudice either FUNB's right to seek default interest, attorney's fees and costs, and other fees and costs as provided in the Assignment Agreement and/or herein or the Debtor's or the Committee's right to oppose such action by FUNB.

    Application of the CMI Assignment Income Received after the Approval Date (the "Future CMI Assignment Income").  CMI shall, within one (1) business day of receipt of the Assignment Income Invoice, (i) pay to FUNB by wire transfer out of the Future CMI Assignment Income received for such month (A) the amount of the Additional Assignment Interest Shortfall, if any, and (B) an amount equal to 50% of (1) the Future CMI Assignment Income for such month, less (2) (a) the Additional Assignment Interest Shortfall, if any, and (b) any excess Future FUNB Assignment Income applied in that month to reduce outstanding principal on the FUNB Loan pursuant to paragraph 5 hereof, which shall be applied to reduce outstanding principal balance on the FUNB Loan on the date of receipt of immediately available funds by FUNB, except to the extent of the cost of the Actual Hedge Cost, if purchased by FUNB in accordance with the terms of this Stipulation; and (ii) retain the remaining balance of the Future CMI Assignment Income received during such month. (The Approval Date CMI Assignment Income Share provided for in paragraph 4 hereof, together with the Future CMI Assignment Income after payment of all other amounts provided for under this paragraph 6, shall be referred to collectively as the "Debtor's Assignment Income Share").

    Use of the Debtor's Assignment Income Share.  The Debtor may use the Debtor's Assignment Income Share in the ordinary course of business, or for any other purpose permitted by Court order, free and clear of any liens; provided however, that without the written consent of FUNB and the Committees or an order of the Court (including, without limitation, an order confirming a plan of reorganization), the Debtor's Assignment Income Share shall not be used by the Debtor for the purpose of (i) originating commercial mortgage loans, (ii) purchasing mortgage loans or mortgage-backed securities or (iii) making payments to its creditors other than FUNB on account of pre-petition claims in amounts greater than $500,000 (per claim) in respect of indebtedness for borrowed money or alleged repurchase obligations under repurchase agreements;provided, however, that the Debtor may make payments to secured creditors from such creditors' own collateral or its proceeds. For purposes of the foregoing proviso, all payments made by the Debtor during the term of this Stipulation for any of the purposes identified in clauses (i), (ii) and (iii) of such proviso (other than payments to a secured creditor made from such creditor's own collateral security or its proceeds) shall be conclusively presumed to have been paid out of Debtor's Assignment Income Share. The limitations contained herein shall expire upon termination of this Stipulation and Order.

    Relief From the Automatic Stay.  The automatic stay created by Section 362 of the Bankruptcy Code is hereby modified only to the limited extent necessary to implement the terms and provisions of this Stipulation and Order and shall otherwise remain in full force and effect.

    Standstill Period.

    A. Subject to the provisions of subparagraphs (i) or (ii) of this paragraph 9A or the provisions of paragraph 9B, for a period commencing on the Approval Date and terminating on December 31, 1999 (the "Standstill Period"), FUNB shall not seek relief from the automatic stay imposed by Bankruptcy Code Section 362 to foreclose upon the Assignment Securities and/or the Assignment Income (or any other collateral of CMI in which FUNB may assert a lien or security interest) or seek modification of the adequate protection arrangements set forth in this Stipulation. CMI and the Committees shall not institute any action against FUNB relating to the Assignment Securities, the Assignment Income or any other collateral of CMI in which FUNB may assert a lien or security interest while the Standstill Period is in effect.

    Contemporaneously with the filing by CMI of an application to approve this stipulation with FUNB, Management shall file an application to approve a stipulation between Management and FUNB (the "Management Stipulation"). The Management Stipulation provides for, among other things, payment in full to FUNB of the indebtedness owing by Management to FUNB. The Debtors, the Committees and FUNB recognize that this Stipulation and the Management Stipulation become effective if and when they are approved by the Court. If this Stipulation is approved by the Court before the Management Stipulation is approved, then, pending approval of the Management Stipulation by the Court:

    (i) CMI shall cause all payments, receipts, income or proceeds earned or paid to CMI or any subsidiary or affiliated entity (the "Management Loan Collateral Proceeds") arising from any property in which FUNB asserts a lien, security interest or any other interest for any claims of FUNB referred to in the Management Stipulation (the "Management Loan Collateral") to be deposited into a segregated interest bearing account protecting FUNB's liens and security interests therein until an amount equal to the full amount of FUNB's claim against Management for principal, interest, fees and expenses has been segregated and shall provide a monthly accounting of such deposits and interest thereon to FUNB; and

    (ii) FUNB shall standstill as to the Management Loan Collateral until the earlier of the approval of the Management Stipulation or December 31, 1999, subject to the rights of FUNB to terminate the standstill provisions of this paragraph 9 as provided in paragraph 9 hereof and subject to an additional termination of the standstill as to only the Management Loan Collateral if the Management Loan Collateral Proceeds are not segregated, are released from such segregated account, are used by any entity other than FUNB or are turned over to any entity other than FUNB.

    Failure by Management to obtain Court approval of the Management Stipulation shall not terminate the standstill set forth in this paragraph 9 but CMI and the Committees agree to use their reasonable best efforts and CMI agrees to use its reasonable best efforts to cause Management to use its reasonable best efforts to obtain Court approval for the Management Stipulation.

    B. Notwithstanding anything contained in paragraph 9A, during the Standstill Period, FUNB may, upon five (5) days prior written notice to the Debtor and the Committees, seek relief to foreclose on the Assignment Securities and/or the Assignment Income or seek other modification of the adequate protection arrangements set forth in this Stipulation if:

    (i) CMI's chapter 11 case is converted to a chapter 7 case by a final nonappealable order or by an order which, while on appeal, is not stayed as to its effectiveness; or

    (ii) any two or more other secured creditors of CMI seek relief from the automatic stay imposed by Bankruptcy Code Section 362 to foreclose on that secured creditor's collateral and such relief is granted to at least one such secured creditor by a final nonappealable order.

    If FUNB shall seek such relief, the Debtors and the Committees shall have a reciprocal right to oppose such relief and/or seek relief to decrease the adequate protection payments or other protections granted in this Stipulation and Order.

    C. FUNB retains all of its rights during the Standstill Period to be heard or participate in any other way in any hearing or proceeding in any of the Debtors' bankruptcy cases and/or to participate in negotiations involving the bankruptcy cases of the Debtors. In addition, if any stipulation involving Lehman ALI, Inc. or its affiliates ("Lehman") is entered into after the Approval Date so that Lehman obtains adequate protection, whether by way of payment of income from Lehman's collateral, the right to dispose of that collateral at agreed prices, or otherwise, or such right is granted pursuant to an Order of the Court, the Debtors shall have the option to take such action, which shall be subject to court approval, (including, without limitation, entering into a similar agreement or stipulation with FUNB and/or making one or more motions before the Court), as shall be necessary to afford FUNB treatment with respect to the Assignment Securities and the Assignment Income no less favorable than the treatment afforded to Lehman (solely for the respective periods pursuant to which Lehman is afforded more favorable treatment). If the Debtors fail to do so within twenty (20) days of the entry of such order granting relief or approving such stipulation, the Standstill Period shall terminate. If the Debtors offer to enter into a similar agreement or stipulation with FUNB and/or make one or more motions before the Court to afford FUNB treatment with respect to the Assignment Securities and Assignment Income no less favorable than the treatment afforded to Lehman, FUNB shall have the option to accept or reject such agreement, stipulation and/or treatment. If FUNB rejects such treatment, the Standstill Period will continue but FUNB reserves the right to have the Court determine whether or not the agreement, stipulation and/or treatment was, in fact, no less favorable than the treatment afforded Lehman and if the Court finds that the agreement, stipulation and/or treatment afforded to FUNB was less favorable than the agreement, stipulation and/or treatment afforded to Lehman, then the Standstill Period can be terminated by FUNB.

    D. (i) FUNB's motion filed against CMI for relief from the automatic stay (the "Motion for Relief") shall be dismissed without prejudice on the date that this Stipulation is approved by the United States Bankruptcy Court for the District of Maryland. FUNB may refile the Motion for Relief on the earlier of termination of the Standstill Period or August 2, 1999; provided that no preliminary or final hearing is sought before January 3, 2000. FUNB understands and agrees that the requirements in Section 362 (e) of the Bankruptcy Code for a preliminary and final hearing to be held within certain dates after the filing of the Motion for Relief shall be suspended during the Standstill Period and the automatic stay shall remain in effect during the Standstill Period. After the Standstill Period terminates, FUNB shall be entitled to require the rights provided to it under ! 362, including without limitation, subsection 362 (e), be enforced but all calculations of applicable time periods shall commence no earlier than the date of the termination of the Standstill Period.

    (ii) At the option of FUNB, CMI and the Committees agree that FUNB can commence the taking of discovery in connection with the Motion for Relief at any time on or after November 15, 1999. CMI agrees to use its best efforts to respond to and cooperate with FUNB so that such discovery, if commenced by FUNB, is completed by December 31, 1999. Upon the commencement of discovery by FUNB, CMI and the Committees shall have the immediate right to commence taking discovery in connection with the Motion for Relief and FUNB agrees to use its best efforts to respond to and cooperate with CMI and the Committees so that such discovery is completed by December 31, 1999. Nothing contained herein shall impair the rights of FUNB, CMI or the Committees to object to any discovery requests on any grounds other than the date on which it is served.

    (iii) If FUNB seeks a new final hearing date after the termination or expiration of the Standstill Period, CMI and the Committees agree to cooperate with FUNB to request the Court to schedule such hearing at the earliest available date (after the termination or expiration of the Standstill Period) selected by FUNB.

    E. At the request of FUNB and with the consent of the Committees and CMI, the Standstill Period can be changed from an expiration date of December 31, 1999 to such earlier date as the Committees and CMI may agree in writing, in their sole and absolute discretion.

    The Safekeeping Securities.  Pursuant to an agreement (the "Safekeeping Agreement"), dated as of October 10, 1997 by and between CMI and FUNB, FUNB has possession of the following securities (the "Safekeeping Securities"): (i) the Morgan Stanley Capital, Series 1998-WF2 Class N CUSIP No. 61745MHL0 security (the "Morgan Stanley Class N Security"); (ii) the Chase Comm. Mtg, Series 1998-1 Class J CUSIP No. 161505CK6 Security (the "Chase Class J Security"); and (iii) the Nomura Asset Sec. Corp, Series 1998-B7 Class N CUSIP No. 655356JV6 security (the "Nomura Class N Security"). FUNB has received and continues to receive all proceeds, dividends, distributions and other income from the Safekeeping Securities (the "Safekeeping Account Income"). FUNB remains in possession of the Safekeeping Account Income which, through June 30, 1999, totaled $3,097,158.03.

    FUNB shall: (i) within three (3) business days after the Approval Date, transfer by wire transfer to CMI the Safekeeping Account Income which has been received by FUNB prior to the Approval Date, and (ii) within three (3) business days after FUNB's receipt of subsequent Safekeeping Account Income, transfer by wire transfer to CMI the Safekeeping Account Income received by FUNB after the Approval Date and prior to the termination of this Stipulation and Order (collectively the "Received Safekeeping Account Income"). CMI shall deposit the Received Safekeeping Account Income into a segregated interest-bearing account and will provide to FUNB periodic accounting (not less frequently than monthly) of the Received Safekeeping Account Income. CMI will not use the Received Safekeeping Account Income without further order of the Court. Subject to the following sentence, FUNB will retain possession of the Safekeeping Securities. The Debtor, the Committees and FUNB reserve all of their respective rights relating to the validity, perfection, priority, enforceability or avoidability of FUNB's liens and rights, if any, in the Safekeeping Securities and the Safekeeping Account Income and agree not to seek the turnover of either the Safekeeping Securities or the Safekeeping Account Income during the Standstill Period.

    Reservation of Rights.  Notwithstanding any other provision to the contrary herein, but subject to the terms of paragraph 12 of this Stipulation, once made, no party in interest may contest or assert claims relating to the disbursement and application of the Assignment Income actually made pursuant to this Stipulation and Order. This Stipulation and Order shall not constitute a finding that the interests of FUNB are or are not adequately protected. Except as provided in the first sentence of this paragraph, in paragraph 9 of the Stipulation and Order, and except for the Debtor's and the Committees' consent to the findings set forth in paragraphs "1" through "3" hereof (subject to the terms thereof), this Stipulation and Order is without prejudice to all rights, claims, remedies and defenses of, and the same are specifically reserved by, FUNB, the Debtors and the Committees, including, but not limited to, the right to seek and obtain an increase, decrease or alteration in any future payments which would otherwise be made hereunder. Without in any way limiting the generality of the foregoing, (a) FUNB's agreement to apply the Assignment Income to accrued interest at the non-default contract rate does not prejudice FUNB's rights under the Assignment Agreement or applicable law, including, but not limited to, the right to assert claims for default interest, attorneys' fees and costs and other fees and expenses or the Debtor's and the Committees' defenses and claims with respect thereto, and nothing herein shall constitute an admission by the parties or a finding or determination by the Court or a waiver of any rights of the respective parties under sections 506(a), 506(b), 506(c) and/or 552 of the Bankruptcy Code.

    A. Recharacterization of Interest Payments. Notwithstanding anything in this Stipulation to the contrary, the Debtor and the Committees reserve the right at any time after the termination of the Standstill Period to seek an order recharacterizing or reallocating any payments made to FUNB as postpetition interest, or which were credited by FUNB to postpetition interest, whether prior to or after the date of this Stipulation, as payments on account of the principal amount of the Debtor's obligations to FUNB. FUNB reserves the right to oppose such recharacterization or reallocation of payments. Nothing in this Stipulation or in any motion seeking approval and entry of this Stipulation as an order shall prejudice the rights of any party with respect to such a recharacterization or reallocation argument.

    B. If the Debtor proposes a plan of reorganization during the Standstill Period and any provision of that plan of reorganization proposes to recharacterize or reallocate any payments made to FUNB as postpetition interest as payments on account of the principal amount of the Debtor's obligations to FUNB, FUNB may oppose such recharacterization or reallocation of payments and neither the filing of such plan of reorganization by the Debtor nor the opposition by FUNB to such recharacterization or reallocation of payments will be deemed to be a violation of the Standstill Period.

    Term of Stipulation and Order.  FUNB's and the Debtor's ongoing rights and obligations hereunder, including but not limited to the Debtor's ongoing right to use the Debtor's Assignment Income Share as provided herein, shall terminate only upon termination of the Standstill Period. Upon termination of the Standstill Period, this Stipulation shall terminate unless the Committees, FUNB, and the Debtor agree otherwise in writing, subject to approval by the Court, and upon such termination the rights of the parties with respect to distribution of future proceeds and cash flow and all other matters shall return to the status quo ante, with no party's rights being prejudiced as a result of such party having entered into and complied with the terms of this Stipulation, provided, however, notwithstanding termination of this Stipulation as a result of expiration of the Standstill Period, (a) no party shall be required to disgorge funds paid to it pursuant to the terms of this Stipulation, (b) the Debtor's right to use funds it has already received and actually expended as the Debtor's Assignment Income Share shall continue to be governed by Paragraph 7 hereof, and (c) Sections 11, 12 and 13 hereof shall survive termination of this Stipulation.

    Binding Effect.  The terms and provisions of this Stipulation and Order shall be binding upon all parties in interest and their successors, including the Committees and any trustee appointed in this case or in any chapter 7 case to which this chapter 11 case may be converted.

    Notice.  Unless required by the Bankruptcy Code or Bankruptcy Rules, all notices, requests, elections or demands in connection with this Stipulation and Order, shall be in writing and shall be delivered personally or by telecopy, telex or other telegraphic means (confirmed by first class mail or express mail). Such notice shall be deemed to have been given when received and, if sent to CRIIMI MAE Inc., addressed to:

    CRIIMI MAE Inc.
    11200 Rockville Pike
    Rockville, MD 20852
    Attention: Kathleen Blank
    Fax: 301-255-0620
    Phone: 301-816-2300

    Copy To:
    Akin, Gump, Strauss, Hauer & Feld, LLP
    1333 New Hampshire Avenue, N.W.
    Washington, D.C. 20036
    Attention: Stanley J. Samorajczyk, P.C.
    Fax: 202-887-4288
    Phone: 202-887-4000

    Akin, Gump, Strauss, Hauer & Feld, LLP
    590 Madison Avenue, 20th Floor
    New York, NY 10022
    Attention: Michael S. Stamer, Esquire
    Fax: 212-872-1002
    Phone: 212-872-1000

    If Sent To:
    First Union National Bank
    NC0737
    301 South College Street, DC-5
    Charlotte, NC 28288-0737
    Attention: G. Christian Ullrich
    Fax: 704-383-6249
    Phone: 704-715-1057

    Copy To:
    Duane, Morris & Heckscher LLP
    One Liberty Place
    Philadelphia, PA 19103-7396
    Attention: John F. Horstmann, Esquire
    Fax: 215-979-1020
    Phone: 215-979-1504

    Piper & Marbury LLP
    36 S. Charles Street
    Baltimore, MD 21201-3018
    Attention: Richard M. Kremen, Esquire
    Fax: 410-576-5055
    Phone: 410-539-2530

    With Copies of all Correspondence To:

    Official Committee of Unsecured Creditors of CMI
    c/o Arnold & Porter
    555 12th Street N.W.
    Washington, D.C. 20004
    Attention: Daniel M. Lewis, Esquire
    Fax: 202-942-5999
    Phone: 202-942-5000

    With Copies of all Correspondence To:

    Official Committee of Equity Holders of CMI
    c/o Covington & Burling
    1201 Pennsylvania Avenue, N.W.
    Washington, D.C. 20004-7566
    Attention: Michael St. Patrick Baxter, Esquire
    Fax: 202-662-6291
    Phone: 202-662-5164

    Wire Transfer.

      A. All funds to be transferred to FUNB under this stipulation shall be sent in accordance with the following wire transfer instructions:

    BANK NAME: FIRST UNION NATIONAL BANK
    ABA #: 053000219
    ACCT NAME: Specialty Finance
    ACCT #: 465906 0001800
    ATTN: Lisa Brown

      B. All Safekeeping Account Income to be transferred to CMI under this Stipulation shall be sent in accordance with the wire transfer instructions provided in writing by CMI to FUNB.

      C. All other funds, if any, to be transferred to CMI under this Stipulation shall be sent in accordance with the wire transfer instructions provided in writing by CMI to FUNB.

      The subject of this Stipulation and Order is a "core" proceeding within the meaning of 28 U.S.C. §157. This Stipulation and Order is a final order of the Bankruptcy Court, immediately applicable and valid and fully effective upon its entry.

      The captions in this Stipulation and Order are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof. As used herein, "business day" means any day other than (i) a Saturday; (ii) a Sunday; (iii) a day when banks in New York are authorized or required to close; or (iv) a day when the New York Stock Exchange is closed.

Consented to:	AKIN, GUMP, STRAUSS, HAUER & FELD, llp
By:
Stanley J. Samorajczyk, P.C. Michael S. Stamer, Esquire 1333 New Hampshire Avenue, N.W. Washington, D.C. 20036 (202) 887-4000
Counsel for CRIIMI MAE Inc. DUANE, MORRIS & HECKSCHER LLP
By:
John F. Horstmann, Esquire One Liberty Place Philadelphia, PA 19103-7396 (215) 979-1504
Counsel for First Union National Bank
ARNOLD & PORTER
By:
Daniel M. Lewis, Esquire 555 12th Street N.W. Washington, D.C. 20004 (202) 942-5000
Counsel for Official Committee of Unsecured Creditors of CMI

So Ordered this  day of
          , 1999

Hon. Duncan Keir

    United States Bankruptcy Judge

Schedule "A"

    The Assignment Securities are more specifically described as:

1.
First Union-Lehman Brothers-Bank of America Commercial Mortgage Trust Class G Commercial Mortgage Pass-Through Certificate—Series 1998-C2 (CUSIP No. 337367AJ5), Certificate Balance 0 $40,384,321 (the "Class G Uncertificated Security");

2.
First Union-Lehman Brothers-Bank of America Commercial Mortgage Trust Class H Commercial Mortgage Pass-Through Certificate—Series 1998-C2 (CUSIP No. 337367AK2), Certificate Balance—$6,730,711 (the "Class H Certificate");

3.
First Union-Lehman Brothers-Bank of America Commercial Mortgage Trust Class J Commercial Mortgage Pass-Through Certificate—Series 1998-C2 (CUSIP No. 337367AL0), Certificate Balance—$13,461,422 (the "Class J Certificate");

4.
First Union-Lehman Brothers-Bank of America Commercial Mortgage Trust Class K Commercial Mortgage Pass-Through Certificate—Series 1998-C2 (CUSIP No. 337367AM8), Certificate Balance—$20,192,134 (the "Class K Certificate");

5.
First Union-Lehman Brothers-Bank of America Commercial Mortgage Trust Class L Commercial Mortgage Pass-Through Certificate—Series 1998-C2 (CUSIP No. 337367AN6), Certificate Balance—$13,461,422 (the "Class L Certificate").

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UNITED STATES BANKRUPTCY COURT DISTRICT OF MARYLAND GREENBELT DIVISION
STIPULATION AND AGREED ORDER (i) AUTHORIZING USE OF CASH COLLATERAL AND (ii) GRANTING OTHER RELIEF
BACKGROUND
Schedule "A"